Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Snyder’s-Lance, Inc.:

We consent to the use of our report dated February 25, 2014, except for note 3, which is as of March 4, 2015, with respect to the consolidated balance sheet of Snyder’s-Lance, Inc. and subsidiaries as of December 28, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 28, 2013, and the related financial statement schedule “Valuation and Qualifying Accounts,” incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Charlotte, North Carolina
January 19, 2016